SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) June 16, 2006

MANAKOA SERVICES CORPORATION
(Exact Name of Registrant as Specified in its Charter)

NEVADA
(State or Other Jurisdiction of Incorporation)

000-27365	88-0440528
(Commission File Number)	(I.R.S. Employer Identification No.)

7203 W. Deschutes Avenue, Suite B, Kennewick, WA 99336
(Address of Principal Executive Offices) (Zip Code)

(509) 736-7000
(Registrant's Telephone Number, Including Area Code)

Section 8 - Other Events

    Item 8.01 Other Events.

On June 16, 2006, Manakoa Services Corporation issued a press release to announce its intent in further developing optics and biotechnology techniques designed to combat counterfeiting, piracy and product diversion. Initial target industries include health care/pharmaceuticals, beauty products, fine arts and the automotive industry.

The company also announced the addition of Chris Outwater as President of Manakoa Services Corporation. Mr. Outwater will head up the technology team and will focus his efforts on extending and developing this new strategic direction for the company.

Chris brings a wealth of business and technological experience to Manakoa. Since 1984, Mr. Outwater has held senior executive positions for companies such as DNA Technologies, Inc., Applied Holographics, Advanced Dimensional Displays, and consulted for 5 years at Walt Disney Imagineering as head of the laser holography  research department. At DNA Technologies, he served as VP of Technology responsible for developing techniques to enhance security and brand protection. He also oversawthe development of lasers and detectors for infrared tags. Mr. Outwater has written or co-written five patents relating to product security, holds a Bachelor's degree from the University of California, San Diego, and has co-authored a book entitled "Guide to Practical Holography.''

Mr Outwater does not serve as a board member for any other public company and his compensation will be reviewed at the company's next board meeting.

Robert Papke has served as president of Manakoa since November 2005, will return to his role as EVP & Chief Operating Officer (COO) reporting to the CEO, ensuring that the organization continues to grow while increasing and then maintaining financial stability. Mr. Papke will continue to oversee the day-to-day operations, the annual audit, and ensure compliance with all reporting entities.

Mr Papke does not serve as a board member for any other public company and his compensation will be reviewed at the company's next board meeting.

Section 9 - Financial Statements and Exhibits

    Item 9.01 Financial Statements and Exhibits

a) Financial Statements
None

b) Exhibits

Exhibit No. Description

99.1     Press Release issued by MANAKOA SERVICES CORPORATION, dated June 16, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, The registrant has duly caused this report to be signed on its behalf by The undersigned hereunto duly authorized.

MANAKOA SERVICES CORPORATION

Date: 6/20/06	By:	/s/ James C. Katzaroff
James C. Katzaroff
Title: Chief Executive Officer